Exhibit 10.9

Execution Version

MORTGAGE BANKING AND

WAREHOUSE SERVICES AGREEMENT

This Mortgage Banking and Warehouse Services Agreement (the “Agreement”) is entered into by and between PennyMac Loan Services, LLC, a Delaware limited liability company, for and on behalf of itself and its Affiliates (collectively, the “Service Provider”), and PennyMac Corp., a Delaware corporation, for and on behalf of itself and its Affiliates (collectively, the “Company”), and is effective as of February 1, 2013.

RECITALS

WHEREAS, the Company engages in the business of purchasing conventional, government and jumbo residential mortgage loans from originators under the correspondent lending program established by the Company;

WHEREAS, the Company may establish repurchase facilities and credit agreements to provide warehouse financing for originators of conventional, government and jumbo residential mortgage loans;

WHEREAS, the Service Provider provides mortgage banking and warehouse services relating to the acquisition, financing and disposition of residential mortgage loans; and

WHEREAS, the Company and the Service Provider desire to set forth the terms of such services and the compensation to which the Service Provider shall be entitled for performing such services;

NOW, THEREFORE, in consideration of the mutual premises and agreements set forth herein and for other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01                             Definitions.  For purposes of this Agreement, the following capitalized terms, unless the context otherwise requires, shall have the respective meanings set forth below:

“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by management contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided, however, that Affiliates of the Company shall include only PennyMac Mortgage Investment Trust and its wholly-owned subsidiaries.

“Business Day” means any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in the States of California or New York are authorized or obligated by law or executive order to be closed.

“Correspondent” means a lender that originates conventional, government and/or jumbo residential mortgage loans under the correspondent lending program established by the Company and its Affiliates.

“Customer Information” means any personally identifiable information or records in any form (written, electronic, or otherwise) relating to a mortgagor, including, but not limited to, a mortgagor’s name, address, telephone number, loan number, loan payment history, delinquency status, insurance carrier or payment information, tax amount or payment information; the fact that the mortgagor has a relationship with the lender; and any other mortgagor financial information.

“Early Purchase Program” means a purchase program offered by the Company to certain of its Correspondents that provides for the early purchase and sale of Mortgage Loans by a Correspondent to the Company.  Such purchase and sale is subject to the Company’s holdback of a percentage of the related purchase price while the Company, through the Service Provider, completes its due diligence and ensures that such Mortgage Loans meet the eligibility requirements of the Company’s correspondent lending program.

“Facility” means the repurchase facility or warehouse line of credit established under a Facility Agreement.

“Facility Agreement” means the repurchase agreement between the Company and a Transaction Counterparty, the applicable custodial agreement and all documents ancillary thereto pursuant to which the Company has committed, subject to terms and conditions, to enter into Transactions with a Transaction Counterparty, as the same may be amended from time to time.

“Facility Documents” means the Facility Agreement, pricing letter, the applicable custodial agreement, the applicable electronic tracking agreement, confirmations and all documents ancillary thereto that evidence a Transaction and any material modifications thereto.

“Fannie Mae” means the Federal National Mortgage Association, or any successor thereto.

“Fannie Mae Guide” means, collectively, the Fannie Mae Selling Guide and Servicing Guide, as such Guides may be amended from time to time hereafter.

“Fannie Mae Mortgage Loan” means a Mortgage Loan underwritten in accordance with the guidelines of Fannie Mae described in the Fannie Mae Guide.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation, or any successor thereto.

“Freddie Mac Guide” means the Freddie Mac Single-Family Seller/Servicer Guide, as such Guide may be amended from time to time hereafter.

“Freddie Mac Mortgage Loan” means a mortgage loan underwritten in accordance with the guidelines of Freddie Mac described in the Freddie Mac Guide.

“Fulfillment Fees” means the fees set forth on Exhibit A that are payable by the Company to the Service Provider in partial consideration for the services provided by the Service Provider.

“Ginnie Mae” means the Government National Mortgage Association, or any successor thereto.

“Ginnie Mae Guide” means the Ginnie Mae Mortgage-Backed Securities Guide, as such Guide may be amended from time to time hereafter.

“Ginnie Mae Mortgage Loan” means a Mortgage Loan underwritten in accordance with the guidelines of Ginnie Mae described in the Ginnie Mae Guide.

“Guide” means the Fannie Mae Guide, the Freddie Mac Guide, the Ginnie Mae Guide or the PennyMac Guide, as applicable.

“HARP Mortgage Loan” means a Mortgage Loan eligible under the Home Affordable Refinance Program of the Departments of the Treasury and Housing and Urban Development.

“HUD” means the United States Department of Housing and Urban Development, or any successor thereto.

“Loan Commitment” means a loan commitment or confirmation issued by the Company to a Correspondent that evidences the intent of the Company to purchase, and the Correspondent to sell, a Mortgage Loan.

“Loan Commitment Price” means the percentage of Par at which the Company has agreed to purchase, and a Correspondent has agreed to sell, the Mortgage Loan relating to a Loan Commitment.

“LTV” or “Loan-to-Value Ratio” means, as of any date of determination, the fraction, expressed as a percentage, the numerator of which is the principal balance of the related Mortgage Loan at such date and the denominator of which is the lesser of (a) the appraised value of the underlying property at the origination of such Mortgage Loan, and (b) if the underlying property was purchased within twelve (12) months of the origination of the Mortgage Loan, the purchase price of such property.

“MERS” means Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS Identification Number” means the mortgage identification number for any Mortgage Loan registered with MERS on the MERS® System.

“MERS® System” means the system of recording transfers of mortgages electronically maintained by MERS.

“Monthly Payment” means the scheduled monthly payment of principal and interest on a Mortgage Loan.

“Mortgage File” means, with respect to a Mortgage Loan, the documents and instruments relating to such Mortgage Loan that are required to be delivered under the terms of the Facility and/or the PennyMac Guide, as applicable.

“Mortgage Loan” means a one-to-four family residential loan that is secured by a mortgage, deed of trust or other similar security instrument and originated by a Correspondent or a Transaction Counterparty. A Mortgage Loan includes the Mortgage Loan Documents, the Mortgage File, the monthly payments, any principal payments or prepayments, any related escrow accounts, the mortgage servicing rights and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

“Mortgage Loan Documents” means, with respect to a mortgage loan, the mortgage, deed of trust or other similar security instrument, the promissory note, any assignments and an electronic record or copy of the mortgage loan application.

“Par” means the principal balance of a Mortgage Loan.

“PennyMac Guide” means the PennyMac Seller’s Guide, as amended and supplemented from time to time.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Purchase Date” means the date on which the Service Provider purchases a Mortgage Loan from the Company.

“Purchase Price” means, with respect to each Mortgage Loan, a dollar amount equal to the sum of (a) Par multiplied by the sum of (i) the Loan Commitment Price and (ii) three (3) basis points, or .03%, plus (b) accrued interest on Par from and including the date on which the Company purchases the Mortgage Loan from a Correspondent to but excluding the Purchase Date, less (c) any loan administrative fee paid by the Correspondent to the Company in connection with its purchase of such Mortgage Loan.

“Servicing Rights” means, with respect to each Mortgage Loan, the right to do any and all of the following:  (a) service and administer such Mortgage Loan; (b) collect any payments or monies payable or received for servicing such Mortgage Loan; (c) collect any late fees, assumption fees, penalties or similar payments with respect to such Mortgage Loan; (d) enforce the provisions of all agreements or documents creating, defining or evidencing any such servicing rights and all rights of the servicer thereunder, including, but not limited to, any clean-up calls and termination options; (e) collect and apply any escrow payments or other similar payments with respect to such Mortgage Loan; (f) control and maintain all accounts and other rights to payments related to any of the property described in the other clauses of this definition; (g) possess and use any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to such Mortgage Loan or pertaining to the past, present or prospective servicing of such Mortgage Loan; and (h) enforce any and all rights, powers and privileges incident to any of the foregoing.

“Transaction” means a transaction under a Facility Agreement between the Company and a Transaction Counterparty in which the Transaction Counterparty sells one or more Mortgage Loans to the Company against the transfer of funds by the Company, with the simultaneous agreement by the Company to transfer to such Transaction Counterparty such Mortgage Loans at a date certain against the transfer of funds by such Transaction Counterparty.

“Transaction Counterparty” means a lender that is a party to a Facility Agreement that has sold or may sell one or more Mortgage Loans to the Company pursuant to a Transaction.

Section 1.02                             General Interpretive Principles.  For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)                                 The terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b)                                 Accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c)                                  References herein to “Articles,” “Sections,” “Subsections,” “Paragraphs,” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(d)                                 A reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e)                                  The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(f)                                   The term “include” or “including” shall mean without limitation by reason of enumeration.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

Section 2.01                             Representations, Warranties and Agreements of the Service Provider.  The Service Provider hereby makes to the Company, as of the date hereof and as of the date of each Transaction, the representations and warranties set forth on Exhibit B.

Section 2.02                             Representations, Warranties and Agreements of the Company.  The Company hereby makes to the Service Provider, as of the date hereof and as of the date of each Transaction, the representations and warranties set forth on Exhibit C.

ARTICLE 3

TERM, ACQUISITIONS AND SERVICES

Section 3.01                             Term of Agreement.  This Agreement shall have an initial term of four years from the date hereof (the “Initial Term”) unless earlier terminated in accordance with this Section or Section 5.01.  After the Initial Term, this Agreement shall be deemed renewed automatically every 18 months for an additional 18 month period (an “Automatic Renewal Term”) unless the Company or the Service Provider terminates this Agreement upon the expiration of the Initial Term or any Automatic Renewal Term and upon at least 180 days’ prior written notice to the Company or the Service Provider, as applicable.    Notwithstanding the foregoing, if (i) the MSR Recapture Agreement, between the Company and the Service Provider, dated as of February 1, 2013 (the “MSR Recapture Agreement”)  is terminated by the Company without cause as provided in such agreement, (ii) the Flow Servicing Agreement is terminated by PennyMac Operating Partnership, L.P. without cause as provided in such agreement or (iii) if the Amended and Restated Management Agreement, between PennyMac Mortgage Investment Trust, PennyMac Operating Partnership, L.P. and PNMAC Capital Management, LLC, dated as of February 1, 2013 (the “Management Agreement”), is terminated by PennyMac Mortgage Investment Trust without cause as provided in such agreement, the Service Provider shall have the right to terminate this Agreement without cause upon notice to the Company.  In addition, if (i) either of the MSR Recapture Agreement or the Flow Servicing Agreement is terminated by PennyMac Loan Services without cause as provided in each such agreement or (ii) the Management Agreement is terminated by PNMAC Capital Management, LLC without cause as provided in such agreement, the Company shall have the right to terminate this Agreement without cause upon notice to the Service Provider.  In the case of a non-renewal or termination of this Agreement by the Company for any reason, (i) the Company may require that the Service Provider continue to provide correspondent lending services for up to 6 months following the date of expiration or termination of this Agreement, and under such circumstances the then current fee structure and exclusivity obligations applicable to such services shall remain in effect, and (ii) the Company shall not, and shall not encourage any Affiliate or non-affiliated third party to, solicit for employment or retain in any capacity key employees of the Service Provider or its Affiliates (including any person who served as a key employee of the Service Provider or its Affiliates during the one year period prior to such notice), following notice of termination or non-renewal and for one year after expiration or termination of this Agreement, provided that the Company and its representatives may engage in general solicitations for employees (including through any recruiting firm that has not been directed to target employees of the Service Provider or its Affiliates) and employ, and/or encourage others to employ, any person who contacts the Company on his or her own initiative, without any solicitation by the Company, or as a result of such general advertisements for employment.  In the case of a non-renewal or termination of this Agreement by the Service Provider (other than pursuant to the final sentence of Section 5.01 hereof), the Company may require that the Service Provider continue to provide correspondent lending services for up to 12 months following the date of expiration or termination of this

Agreement, and under such circumstances the then current fee structure and exclusivity obligations applicable to such services shall remain in effect.

Section 3.02                             Exclusivity in Favor of Company.   During the term of this Agreement, as between the Company and the Service Provider, (i) the Service Provider shall perform the services identified in Section 3.03 and Section 3.04 exclusively for the benefit of the Company and (ii) the Service Provider and its Affiliates shall be prohibited from providing such services for any other third party; provided, however, if the Company is unable to purchase or finance Mortgage Loans as contemplated hereunder for any reason, including, without limitation, a lack of capacity, an inability to comply with applicable law or an inability to satisfy any income or asset tests applicable to real estate investment trusts under the Internal Revenue Code of 1986, as amended from time to time, then such exclusivity and prohibition shall not apply and the Service Provider shall either purchase such Mortgage Loan from the Company for a cash purchase price equal to the Purchase Price, and on an “as is” basis and without recourse of any kind, or use commercially reasonable efforts to facilitate the sale of such Mortgage Loan on market terms and conditions as determined by the Service Provider in its sole discretion exercised in good faith.

Section 3.03                             Mortgage Banking Services.  During the term of this Agreement, the Service Provider shall provide the mortgage banking services set forth below:

(a)                                 The Service Provider shall provide fulfillment services in connection with each Mortgage Loan to be purchased or acquired by the Company under its correspondent lending program, as follows:

(i)                                     reviewing the Mortgage File to determine whether it contains all applicable Mortgage Loan Documents and contacting Correspondents to obtain missing documentation or the correction of inaccurate documentation;

(ii)                                  reviewing the Mortgage File and Mortgage Loan Documents to confirm generally that such Mortgage Loan is being originated and delivered in accordance with the applicable Guide;

(iii)                               reviewing such Mortgage Loan and assessing its marketability for sale and/or securitization into the secondary mortgage market;

(iv)                              retrieving data from the Mortgage File that is required in order for such Mortgage Loan to be properly serviced or as may be necessary or advisable in connection with a sale, pledge or repurchase transaction;

(v)                                 confirming that the Mortgage Loan is registered with the MERS® System and has a MERS Identification Number;

(vi)                              comparing borrower names to the U.S. Office of Foreign Assets Control database and, if so, notifying the Company and the Correspondent;

(vii)                           calculating the final purchase price for such Mortgage Loan based on its review of the Mortgage Loan Documents and then requesting funds and directing payment to the appropriate party;

(viii)                        causing the appointment of the Service Provider as servicer to service such Mortgage Loan under and in accordance with the Amended and Restated Flow Servicing Agreement, dated as of the date hereof, between PennyMac Loan Services, LLC, as servicer, and PennyMac Operating Partnership, L.P., as owner (the “Flow Servicing Agreement”), or causing the appointment of a sub-servicer to the extent otherwise required;

(ix)                              to the extent the Company is not an approved Ginnie Mae issuer or servicer, purchasing from the Company at the Purchase Price, on an “as is” basis and without recourse of any kind, any Ginnie Mae Mortgage Loan purchased by the Company from a Correspondent pursuant to the related Loan Commitment; and

(x)                                 providing such other services as may be reasonably requested by the Company or otherwise required in connection with the processing of such Mortgage Loan from time to time.

(b)                                 From time to time, the Service Provider shall provide general services as reasonably required by the Company, as follows:

(i)                                     re-reviewing selected mortgage loans for consistency with the applicable Guide;

(ii)                                  reviewing underwriting, fulfillment, compliance and servicing activities for compliance with the applicable Guide;

(iii)                               coordinating investor, capital provider and regulatory audit activities;

(iv)                              negotiating with Fannie Mae, Freddie Mac and Ginnie Mae with respect to fees and securities stipulations;

(v)                                 reviewing correspondent lenders or prospective correspondent lenders for consistency with the applicable Guide;

(vi)                              reviewing and analyzing correspondent lender financial statements and pool performance statistics;

(vii)                           negotiating loan purchase agreements, including any amendments or extensions thereto, and any applicable Early Purchase Program documentation between the Company and the Correspondents, administering such agreements, and monitoring compliance therewith;

(viii)                        negotiating and establishing repurchase facilities or other warehouse lines of credit to be provided by third parties in favor of the Company and its affiliates;

(ix)                              determining the repurchase facilities or other warehouse lines of credit to be drawn or used by the Company and its affiliates in connection with purchases or other acquisitions of Mortgage Loans and monitoring the duration of such draws or usage;

(x)                                 performing quarterly certification and annual recertifications reviews in light of the requirements of the applicable Guide;

(xi)                              developing and maintaining models for pricing loans and mortgage servicing rights;

(xii)                           generating daily rate sheets for correspondent lenders;

(xiii)                        reviewing daily interest rate lock commitments;

(xiv)                       monitoring market pricing trends;

(xv)                          developing and maintaining models for the management of interest rate and other risks;

(xvi)                       developing and maintaining hedging strategies and models for interest rate and risk management;

(xvii)                    establish hedging instruments and executing hedge transactions;

(xviii)                 developing and maintaining execution models;

(xix)                       forming pools to back securities and entering into pooling transactions;

(xx)                          using reasonable efforts to resolve issues related to delivery of Mortgage Loan Documents to or at direction of Fannie Mae, Freddie Mac and Ginnie Mae;

(xxi)                       monitoring delivery of post-closing documentation, such as final title policies and recorded mortgages;

(xxii)                    with respect to Mortgage Loans insured by the Federal Housing Administration, monitoring post-closing insurance status and timely issuance of evidence of insurance;

(xxiii)                 reviewing post-closing adjustments to pricing and confirming accurate disbursements to Correspondents;

(xxiv)                obtaining and maintaining information technology systems, including those for secondary marketing, appraisals, data warehouse and accounts receivable;

(xxv)                   complying with reporting requirements imposed on the Company by Correspondents and other parties under applicable Guides and agreements (insofar as neither Service Provider nor any other Person is required to perform such reporting on behalf of the Company under another agreement); and

(xxvi)                other similar mortgage banking-related activities.

Section 3.04                             Warehouse Services.  The Service Provider, as an independent contractor, agrees to perform the services set forth below for the benefit of the Company from time to time. The duties of the Service Provider with respect to each Facility shall commence upon the Company’s delivery of a copy of the executed Facility Documents to the Service Provider.

(a)                                 In connection with each Transaction under each Facility, the Service Provider shall:

(i)                                     if such Transaction is the initial Transaction under such Facility, assist the Company in negotiating the Facility Documents between the Company and the Transaction Counterparty and collecting and receiving insurance certificates, organizational documents, incumbency certificates, opinions of counsel and other documents and instruments the delivery of which are conditions precedent to such initial Transaction;

(ii)                                  whether or not such Transaction is the initial Transaction under such Facility:

(A)                               review the request for a Transaction, request for custodial certification (if applicable) and mortgage loan schedule submitted by the Transaction Counterparty;

(B)                               if the mortgage loan schedule contains erroneous computer data, is not formatted properly or computer fields are otherwise improperly aligned, notify the Transaction Counterparty and request appropriate corrections;

(C)                               review the mortgage loan schedule to assess the compliance of the Mortgage Loans with the eligibility criteria set forth in the Facility Agreement;

(D)                               based on the mortgage loan schedule, determine the market values of the Mortgage Loans and calculate the purchase price for each Mortgage Loan that satisfies the eligibility criteria set forth in the Facility Agreement;

(E)                                if the Mortgage Loan would otherwise fail to satisfy the eligibility criteria set forth in the Facility Agreement, determine whether to purchase the Mortgage Loan on behalf of the Company, prepare a proposed purchase confirmation setting forth the purchase price, pricing rate, market value, repurchase date and other terms of such Transaction;

(F)                                 calculate whether the aggregate purchase price for the Mortgage Loans to become subject to such Transaction, together with the aggregate purchase price of all Mortgage Loans already subject to a Transaction, would exceed the aggregate commitment amount or any sub-limits set forth in the Facility Documents;

(G)                               with respect to each Mortgage Loan to be purchased, review the trust receipts delivered by the related custodian to confirm the custodian’s possession of the Mortgage File without material exception or, if the Mortgage Loan Documents were delivered to the Company or the Service Provider, review the Mortgage File to confirm the presence of all required Mortgage Loan Documents, and, if applicable, confirm the presence of evidence of the delivery of an escrow instruction letter to the settlement agent;

(H)                              retrieve specific data from the Mortgage Files for the Mortgage Loans to be purchased to the extent that such data is required in order for such Mortgage Loans to be properly serviced;

(I)                                   with respect to the Mortgage Loans to be purchased by the Company under such Transaction, calculate the final purchase prices, request funds and direct payment to the appropriate party on the applicable purchase date;

(J)                                   prepare directions to Transaction Counterparties or to the servicer under the Facility with respect to the remittance of prepayments in full of Mortgage Loans;

(K)                              with respect to the Mortgage Loans purchased by the Company and to be repurchased by the Transaction Counterparty under such Transaction, calculate the repurchase prices and deliver instructions for the receipt of payment of the repurchase prices on the applicable repurchase date;

(iii)                               if the Company desires to re-warehouse any Mortgage Loans to be purchased in such Transaction and whether or not such Transaction is the initial Transaction under such Facility:

(A)                               assist the Company in determining the appropriate re-warehouse facility as between or among the Company’s re-warehouse facility providers;

(B)                               prepare and deliver to the re-warehouse provider a request for a re-warehouse transaction and deliver the request for custodial certification (if applicable) and mortgage loan schedule submitted by the Transaction Counterparty;

(C)                               with respect to the Mortgage Loans to be purchased by the Company under such Transaction and further sold to the applicable re-warehouse provider, verify the final re-warehouse purchase prices, request funds and direct payment to the appropriate party on the applicable purchase date;

(D)                               deliver instructions to the Company with respect to the settlement of margin calls made by the re-warehouse provider;

(E)                                deliver instructions to the re-warehouse provider with respect to the settlement of margin calls made by the re-warehouse provider; and

(F)                                 provide all other services set forth in Section 3.04(a)(ii) to the extent that such activities are within the power of the Company as the borrower or seller under such re-warehouse facility and are applicable to the Company as a borrower or seller in such a re-warehousing transaction.

(b)                                 In connection with each Facility during any period when one or more Transactions are outstanding, the Service Provider shall, from time to time:

(i)                                     perform calculations of pricing differentials in accordance with the Facility Documents, deliver notices of pricing differentials and required pricing differential payments to the Transaction Counterparty and assist the Company in settling pricing differential payments with the Transaction Counterparty;

(ii)                                  monitor the duration of draws by Transaction Counterparties on the Facilities and monitoring the duration of such draws or usage;

(iii)                               assist the Company as requested in determining asset values and, on the basis of such asset values, calculate any margin deficits in accordance with the Facility Documents, prepare margin call notices and assist the Company in settling the receipt of any cash, property or other assets to be transferred by the Transaction Counterparty to cure a margin deficit; and

(iv)                              review financial statements and certifications delivered by the Transaction Counterparty or any guarantor and determine, solely on the basis thereof, whether the Transaction Counterparty is in compliance with net worth, liquidity, leverage, profitability or other financial covenants set forth in the Facility Documents.

Section 3.05                             Accepted Warehouse Service Providing Practices. The Service Provider shall perform all services contemplated to be performed by it under this Agreement in accordance with each of those practices (including collection procedures, if and as applicable, but subject to Section 3.06(c)) of prudent warehouse administration institutions generally which provide similar services with respect to loans similar to the Mortgage Loans, which practices (i) are in compliance with all applicable federal, state and local laws and regulations, (ii) are in accordance with the terms of the related Mortgage Loan Documents, and (iii) are at a minimum based on the applicable requirements, if any, with respect to such services set forth in any re-warehousing transaction.

Section 3.06                             Compensation; Expenses.

(a)                                 In consideration for the services provided to the Company by the Service Provider under this Agreement, the Company shall pay to the Service Provider the applicable Fulfillment Fees, Early Purchase Program Fees and Warehouse Fees set forth on Exhibit A.

(b)                                 The Service Provider shall be required to pay all expenses incurred by it in connection with the services it provides hereunder and shall not be entitled to reimbursement therefor except as otherwise provided in this Agreement.

(c)                                  Notwithstanding any provision of this Agreement to the contrary, if it becomes reasonably necessary or advisable for the Service Provider to engage in additional services in connection with the occurrence of any breach by a Correspondent of any terms or conditions to which such Correspondent is subject under its agreement with the Company under the Company’s correspondent lending program, or any default or event of default under any Facility or Transaction, or initiate and pursue legal proceeding against a Correspondent or a Transaction Counterparty or guarantor thereof, or appear on behalf of the Company in any bankruptcy, insolvency or other similar proceeding involving a Correspondent or a Transaction Counterparty or any guarantor thereof or otherwise engage in post-breach or post-default resolution activities, then the Service Provider and the Company shall negotiate in good faith for additional compensation and reimbursement of expenses to be paid to the Service Provider for the performance of such additional services.

(d)                                 Notwithstanding anything to the contrary contained herein (other than subsection (c) above), upon the written request (a “Fee Negotiation Request”) of the Company or the Service Provider following a determination by the Company or the Service Provider that the rates of compensation payable to the Service Provider hereunder differ materially from market rates of compensation for services comparable to those provided hereunder, which request includes a proposal for revised rates of compensation hereunder, the parties hereto shall negotiate in good faith to amend the provisions of this Agreement relating to the compensation of the Service Provider in order to cause such compensation to be materially consistent with market rates of compensation for services comparable to those provided hereunder (a “Fee Amendment”); provided, however, that no such request shall be made until the second anniversary of the effective date of this Agreement, after which time each party may make such request (i) once with respect to fees to be paid during the remainder of the Initial Term, which request shall be made prior to the expiration of the Initial Term, and (ii) once with respect to fees to be paid during any Automatic Renewal Term, which request shall be made at least 210 days prior to the start of such Automatic Renewal Term.  If the parties are unable to reach agreement on the terms of a Fee Amendment within thirty (30) days of the date of delivery of the relevant Fee Negotiation Request, then the terms of such Fee Amendment shall be determined by final and binding arbitration in accordance with Section 3.06(e).

(e)                                  All disputes, differences and controversies of the Company or the Service Provider relating to a Fee Amendment (individually, a “Dispute” and, collectively, “Disputes”)

shall be resolved by final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, subject to the following provisions:

(i)                                     Following the delivery of a written demand for arbitration by either the Company or the Service Provider, each party shall choose one (1) arbitrator within ten (10) Business Days after the date of such written demand and the two chosen arbitrators shall mutually, within ten (10) Business Days after selection select a third (3rd) arbitrator (each, an “Arbitrator” and together, the “Arbitrators”), each of whom shall be a retired judge selected from a roster of arbitrators provided by the AAA. If the third (3rd) Arbitrator is not selected within fifteen (15) Business Days after delivery of the written demand for arbitration (or such other time period as the Company and the Service Provider may agree), the Company and the Service Provider shall promptly request that the commercial panel of the AAA select an independent Arbitrator meeting such criteria.

(ii)                                  The rules of arbitration shall be the Commercial Rules of the American Arbitration Association; provided, however, that notwithstanding any provisions of the Commercial Arbitration Rules to the contrary, unless otherwise mutually agreed to by the Company and the Service Provider, the sole discovery available to each party shall be its right to conduct up to two (2) non-expert depositions of no more than three (3) hours of testimony each.

(iii)                               The Arbitrators shall render a decision by majority decision within three (3) months after the date of appointment, unless the Company and the Service Provider agree to extend such time. The decision shall be final and binding upon the Company and the Service Provider; provided, however, that such decision shall not restrict either the Company or the Service Provider from terminating this Agreement pursuant to the terms hereof.

(iv)                              Each party shall pay its own expenses in connection with the resolution of Disputes, including attorneys’ fees, unless determined otherwise by the Arbitrator.

(v)                                 The Company and the Service Provider agree that the existence, conduct and content of any arbitration pursuant to this Section 3.06(e) shall be kept confidential and neither the Company nor the Service Provider shall disclose to any Person any information about such arbitration, except in connection with such arbitration or as may be required by law or by any regulatory authority (or any exchange on which such party’s securities are listed) or for financial reporting purposes in such party’s financial statements.

Section 3.07                             Ginnie Mae Approval.  The Service Provider agrees to use commercially reasonable efforts to seek approval for the Company as a Ginnie Mae issuer and servicer but the parties mutually acknowledge that such license is unlikely to be obtained in the foreseeable future.  In the event the Company is unable to obtain such approval from Ginnie Mae within a reasonable period of time, the Service Provider and the Company agree to negotiate in good faith to structure an alternative arrangement that provides the Company with approximately the same economics for Ginnie Mae Mortgage Loans as contemplated by the Fulfillment Fees set forth on Exhibit A.

Section 3.08                             Reporting.

(a)                                 On or before the tenth (10th) Business Day of each month, the Service Provider shall provide the Company with a report identifying all Mortgage Loans purchased by the Company from a Correspondent during the prior month, the aggregate unpaid principal balance of such Mortgage Loans, the aggregate Fulfillment Fees paid by the Company to the Service Provider during such month and, as applicable, the aggregate Purchase Prices paid by the Service Provider to the Company during such month.

(b)                                 On or before the tenth (10th) Business Day of each month and at other times as reasonably requested, the Service Provider shall deliver a report to the Company setting forth as of the end of the prior month with respect to each Facility and all Mortgage Loans subject to outstanding Transactions:

(i)                                     the aggregate purchase prices of the Mortgage Loans;

(ii)                                  the aggregate value of all such Mortgage Loans and the aggregate value of any cash, securities or other property delivered for the benefit of the Company in connection with any margin call under such Facility during such month;

(iii)                               the weighted average pricing rate for all such Mortgage Loans;

(iv)                              the aggregate amount of pricing differential payments received during such month.

(c)                                  Not less frequently than quarterly, commencing in the second calendar quarter following the calendar quarter in which this Agreement is executed and delivered, the Service Provider shall deliver to the Company a reasonably detailed report regarding the Service Provider’s financial results.  Not less frequently than annually, commencing in the calendar year following the year in which this Agreement is executed and delivered, the Service Provider shall deliver to the Company relevant market data on management and servicing fees.  The Service Provider shall also provide the Company with reports regarding such other matters as the Company shall reasonably request, but in no case more frequently than quarterly.

ARTICLE 4

LIABILITIES OF SERVICE PROVIDER AND COMPANY

Section 4.01                             Liability of the Company and the Service Provider.  The Company and the Service Provider shall each be liable in accordance herewith only to the extent of the obligations specifically and respectively imposed upon and undertaken by the Company and Service Provider herein.

Section 4.02                             Merger or Consolidation of the Service Provider.

(a)                                 The Service Provider shall keep in full effect its existence, rights and franchises as an entity and maintain its qualification to service mortgage loans for each of Fannie Mae, Freddie Mac and HUD and comply with the laws of each State in which any Mortgaged Property is located to the extent necessary to protect the validity and enforceability of this Agreement, and to perform its duties under this Agreement.

(b)                                 Any Person into which the Service Provider may be merged, converted, or consolidated, or any Person resulting from any merger, conversion or consolidation to which the Service Provider shall be a party, or any Person succeeding to the business of the Service Provider, shall be the successor of the Service Provider hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that no Person shall so become the successor of the Service Provider hereunder unless such Person satisfies all legal requirements, including, without limitation, with respect to licensing, that are necessary to be satisfied in order for such Person to perform the Service Provider’s duties hereunder.

Section 4.03                             Service Provider Not to Resign.  The Company has entered into this Agreement with the Service Provider in reliance upon the independent status of the Service Provider, and the representations as to the adequacy of its servicing facilities, plant, personnel, records and procedures, its integrity, reputation and financial standing, and the continuance thereof.  Therefore, the Service Provider shall not assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion hereof or sell or otherwise dispose of all or substantially all of its property or assets in the absence of prior written consent of the Company, which consent shall be granted or withheld in the reasonable discretion of the Company. The Service Provider shall not resign from the obligations and duties hereby imposed on it except by mutual consent of the Service Provider and the Company or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Service Provider.  Any such determination permitting the resignation of the Service Provider shall be evidenced by an Opinion of Counsel to such effect delivered to the Company, which Opinion of Counsel shall be in form and substance acceptable to the Company.  No such resignation shall become effective until the Company or another successor designated by the Company shall have assumed the Service Provider’s responsibilities and obligations hereunder.

Section 4.04                             No Duty to Supervise.  The parties hereto acknowledge that the Company is not obligated to supervise the performance of the Service Provider under this Agreement or any subcontractor for Service Provider under any subcontracting agreement.

Section 4.05                             Indemnification.

(a)                                 The Service Provider shall indemnify the Company, its directors, officers, employees and agents and hold them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that any of them may sustain by reason of the Service Provider’s (i) willful misfeasance, bad faith or negligence in the performance of its duties under this

Agreement, (ii) reckless disregard of its obligations or duties under this Agreement, or (iii) breach of its representations or warranties under this Agreement.

(b)                                 The Company shall indemnify the Service Provider, its directors, officers, employees and agents and hold them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that any of them may sustain by reason of the Company’s (i) willful misfeasance, bad faith or negligence in the performance of its duties under this Agreement, (ii) reckless disregard of its obligations or duties under this Agreement, or (iii) breach of its representations or warranties under this Agreement.

ARTICLE 5

TERMINATION

Section 5.01                             Termination.  Except as otherwise specifically set forth herein (including in Section 3.01 above), the obligations and responsibilities of the Service Provider shall terminate upon the mutual consent of the Service Provider and the Company in writing.  In addition, the Company shall be entitled to terminate the Service Provider hereunder upon any of the following events: (i) the failure by the Service Provider duly to observe or perform in any material respect any other covenant or agreement on the part of the Service Provider set forth in this Agreement that continues unremedied for a period of thirty (30) days after the date on which notice of such failure, requiring the same to be remedied, is given to the Service Provider by the Company; provided, however, that, with respect to any such failure that is susceptible to cure but not curable within such 30-day period, the Service Provider shall have an additional cure period of thirty (30) days to effect such cure so long as the Service Provider has commenced to cure such failure within the initial 30-day period, the Service Provider is diligently pursuing a full cure and the Service Provider has provided evidence of such curability and such diligent pursuit that is reasonably satisfactory to the Company; (ii) any breach of any representation or warranty on the part of the Service Provider set forth in this Agreement that continues unremedied for a period of thirty (30) days after the date on which notice of such breach, requiring the same to be remedied, is given to the Service Provider by the Company; provided, however, that, with respect to any such breach that is susceptible to cure but not curable within such 30-day period, the Service Provider shall have an additional cure period of thirty (30) days to effect such cure so long as the Service Provider has commenced to cure such failure within the initial 30-day period, the Service Provider is diligently pursuing a full cure and the Service Provider has provided evidence of such curability and such diligent pursuit that is reasonably satisfactory to the Company; (iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, shall have been entered against the Service Provider and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; (iv) the Service Provider shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Service Provider or of or relating to all or substantially all of its property; (v) the Service Provider shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or (vi) without the prior consent of the Company or as expressly permitted or required by the other provisions of this Agreement, the Service Provider attempts to assign this Agreement or its right to compensation hereunder, or to delegate its duties hereunder, in each case whether in whole or in part, or the Service Provider sells or otherwise disposes of all or substantially all of its property or assets.  Further, the Service Provider shall be entitled at any time during the term of this Agreement, to terminate this Agreement upon at least 60 days’ prior written notice of termination from the Service Provider to the Company, if the Company shall have defaulted in the performance of any material term of this Agreement, and such default has continued uncured for a period of 30 days after the Company’s receipt of written notice of such default from the Service Provider.

Section 5.02                             Succession.

(a)                                 Upon the appointment by the Company of a successor Service Provider following the Service Provider’s termination or resignation, the Service Provider shall immediately deliver to such successor the funds in any account maintained by the Service Provider and the related documents and statements held by it hereunder and the Service Provider shall account for all funds.  The Service Provider shall execute and deliver such instruments and do all such other things as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Service Provider.

(b)                                 No termination of this Agreement or resignation or termination of the Service Provider hereunder shall relieve the Service Provider or the Company of the covenants, representations and warranties made herein or any liability that accrued or arose hereunder prior to the effective date of termination or resignation.

ARTICLE 6

MISCELLANEOUS

Section 6.01                             Notices.  All notices, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon the delivery or mailing thereof, as the case may be, sent by registered or certified mail, return receipt requested:

(i)                                     if to the Service Provider:

PennyMac Loan Services, LLC

Attn: Managing Director, Warehouse Lending

6101 Condor Drive

Moorpark, CA 93021

With a copy to:

PennyMac Loan Services, LLC

Attn: General Counsel

6101 Condor Drive

Moorpark, CA 93021

(ii)                                  if to the Company:

PennyMac Corp.

Attn: General Counsel

6101 Condor Drive

Moorpark, CA 93021

With copies to:

PennyMac Operating Partnership, L.P.

Attn:  General Counsel

6101 Condor Drive

Moorpark, CA 93021

and

Latham & Watkins LLP

Attn: Charles Ruck and Scott Shean

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626

or such other address as may hereafter be furnished to the other parties by like notice.

Section 6.02                             Amendment.  Neither this Agreement, nor any terms hereof, may be amended, supplemented or modified except in an instrument in writing executed by the parties hereto.

Section 6.03                             Entire Agreement.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

Section 6.04                             Binding Effect; Beneficiaries.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.  No provision of this Agreement is intended or shall be construed to give to any Person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 6.05                             Headings.  The section and subsection headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.

Section 6.06                             Further Assurances.  The Service Provider agrees to execute and deliver such instruments and take such further actions as the Owner may, from time to time, reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement.

Section 6.07                             Governing Law.  This Agreement shall be construed in accordance with the substantive laws of the State of New York applicable to agreements made and to be performed entirely in such State, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.  The parties hereto intend that the provisions of Section 5-1401 of the New York General Obligations Law shall apply to this Agreement.

Section 6.08                             Relationship of Parties.  Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties.  The duties and responsibilities of the Service Provider shall be rendered by it as an independent contractor and not as an agent of the Company.  The Servicer shall have full control of all of its acts, doings, proceedings, relating to or requisite in connection with the discharge of its duties and responsibilities under this Agreement.

Section 6.09                             Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 6.10                             No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 6.11                             Exhibits.  The exhibits to this Agreement are hereby incorporated and made a part hereof and form integral parts of this Agreement.

Section 6.12                             Counterparts.  This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Section 6.13                             Protection of Confidential Information.  All Customer Information in the possession of the Service Provider other than information independently obtained by the Service Provider is and shall remain confidential and proprietary information of the Company. The Service Provider shall not disclose any Customer Information to any person or entity except for the purpose of carrying out its obligations under this Agreement.  The Service Provider represents and warrants that it has, and will continue to have for so long as it retains Customer Information, adequate administrative, technical, and physical safeguards (a) to ensure the security and confidentiality of customer records and information, (b) to protect against any anticipated threats or hazards to the security or integrity of such records, and (c) to protect against unauthorized access to or use of such records or information which could result in substantial harm or inconvenience to any customer.

Section 6.14                             WAIVER OF TRIAL BY JURY.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 6.15                             LIMITATION OF DAMAGES.

NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, THE PARTIES AGREE THAT NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES WHATSOEVER, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLE, PROVIDED, HOWEVER, THAT SUCH LIMITATION SHALL NOT BE APPLICABLE WITH RESPECT TO ANY THIRD PARTY CLAIM MADE AGAINST A PARTY.

Section 6.16                             SUBMISSION TO JURISDICTION; WAIVERS.

EACH OF THE OWNER AND THE SERVICER HEREBY IRREVOCABLY (I) SUBMITS, FOR ITSELF IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE JURISDICTION OF ANY NEW YORK STATE AND FEDERAL COURTS SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY WITH RESPECT TO MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT; (II) AGREES THAT ALL CLAIMS WITH RESPECT TO ANY ACTION OR PROCEEDING REGARDING SUCH MATTERS MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURTS; (III) WAIVES, TO THE FULLEST POSSIBLE EXTENT, WITH RESPECT TO SUCH COURTS, THE DEFENSE OF AN INCONVENIENT FORUM; AND (IV) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

IN WITNESS WHEREOF, the Company and the Service Provider have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

PENNYMAC CORP.
(Company)

By:	/s/ Stanford L. Kurland
Name:	Stanford L. Kurland
Title:	Chief Executive Officer

PENNYMAC LOAN SERVICES, LLC
(Service Provider)

By:	/s/ Anne D. McCallion
Name:	Anne D. McCallion
Title:	Vice President, Finance

EXHIBIT A

(Compensation)

Fulfillment Fees

The Fulfillment Fee for each Mortgage Loan purchased from an approved Correspondent shall equal the product of (a) in the case of a HARP Mortgage Loan with an LTV of 105% or less, the product of (i) .80%, and (ii) the aggregate unpaid principal balance of such HARP Mortgage Loan, (b) in the case of a HARP Mortgage Loan with an LTV of greater than 105%, the product of (i) 1.20%, and (ii) the aggregate unpaid principal balance of such HARP Mortgage Loan, (c) in the case of a Fannie Mae Mortgage Loan or a Freddie Mac Mortgage Loan, (i) the product of .50% and (ii) the aggregate unpaid principal balance of such Fannie Mae Mortgage Loan or Freddie Mac Mortgage Loan, and (d) in the case of a Ginnie Mae Mortgage Loan, (i) the product of .88% and (ii) the aggregate unpaid principal balance of such Ginnie Mae Mortgage Loan.  The Fulfillment  Fee with respect to each such Mortgage Loan shall be due and payable by the Company upon the funding of such Mortgage Loan by the Company.

In the event the Company purchases Mortgage Loans with an aggregate unpaid principal balance of greater than $2.5 billion and less than or equal to $5.0 billion, the Service Provider shall reimburse the Company an amount equal to the product of (i) .025%, (ii) the amount of unpaid principal balance in excess of $2.5 billion, and (iii) the percentage of the aggregate unpaid principal balance relating to Mortgage Loans for which the Service Provider collects Fulfillment Fees.  In the event the Company purchases Mortgage Loans with an aggregate unpaid principal balance of greater than $5.0 billion, the Service Provider shall reimburse the Company an amount equal to the product of (i) .05%, (ii) the amount of unpaid principal balance in excess of $5.0 billion, and (iii) the percentage of the aggregate unpaid principal balance relating to Mortgage Loans for which the Service Provider collects Fulfillment Fees.  Any such reimbursement due from the Service Provider to the Company as provided herein shall be paid within five (5) Business Days of such determination.

Early Purchase Program Fees

With respect to each Early Purchase Program, the Service Provider shall be entitled to fees that accrue at a rate per annum equal to (a) $25,000, and (b) $50 with respect to each Mortgage Loan purchased by the Company thereunder.  Such fees shall accrue and be payable monthly not later than the last Business Day of each month from and after the execution of the Early Purchase Program documentation.  The fee described in clause (b) shall accrue and be payable monthly not later than the last Business Day of each month during the period from and after the date when the related Mortgage Loan first becomes subject to a Transaction to the date when the related Mortgage Loan ceases to be subject to such Transaction.

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Warehouse Fees

With respect to each Facility, the Service Provider shall be entitled to fees that accrue at a rate per annum equal to (a) $25,000, and (b) $50 with respect to each Mortgage Loan that is subject to a Transaction thereunder.  The fee described in clause (a) shall accrue and be payable monthly not later than the last Business Day of each month from and after the execution of the related Facility Documents.  The fee described in clause (b) shall accrue and be payable monthly not later than the last Business Day of each month during the period from and after the date when the related Mortgage Loan first becomes subject to a Transaction to the date when the related Mortgage Loan ceases to be subject to such Transaction.

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EXHIBIT B

(Representations and Warranties of the Service Provider)

(a)                                 Due Organization and Good Standing.  The Service Provider is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Delaware and has the power and authority to own its assets and to transact the business in which it is currently engaged, and the Service Provider is in compliance with the laws of each state or other jurisdiction in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement.

(b)                                 No Violation of Organizational Documents or Agreements.  The execution and delivery of this Agreement by the Service Provider, and the performance and compliance with the terms of this Agreement by the Service Provider, will not violate the Service Provider’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which the Service Provider is a party or which is applicable to it or any of its assets.

(c)                                  Full Power and Authority.  The Service Provider has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(d)                                 Binding Obligation.  This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Service Provider, enforceable against the Service Provider in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(e)                                  No Violation of Law, Regulation or Order.  The Service Provider is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or, to the Service Provider’s knowledge, any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Service Provider’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Service Provider to perform its obligations under this Agreement or the financial condition of the Service Provider.

(f)                                   No Material Litigation.  No litigation is pending or, to the best of the Service Provider’s knowledge, threatened against the Service Provider that, if determined adversely to the Service Provider, would prohibit the Service Provider from entering into this Agreement or that, individually or in the aggregate, in the Service Provider’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Service

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Provider to perform its obligations under this Agreement or the financial condition of the Service Provider.

(g)                                  No Consent Required.  Any consent, approval, authorization or order of any court or governmental agency or body required under federal or state law for the execution, delivery and performance by the Service Provider of or compliance by the Service Provider with this Agreement or the consummation of the transactions contemplated by this Agreement has been obtained and is effective except where the lack of consent, approval, authorization or order would not have a material adverse effect on the performance by the Service Provider under this Agreement.

(h)                                 Ordinary Course of Business.  The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Service Provider.

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EXHIBIT C

(Representations and Warranties of the Company)

(a)                                 Due Organization and Good Standing.  The Company is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware and has the power and authority to own its assets and to transact the business in which it is currently engaged.

(b)                                 No Violation of Organizational Documents or Agreements.  The execution and delivery of this Agreement by the Company, and the performance and compliance with the terms of this Agreement by the Company, will not violate the Company’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which the Company is a party or which is applicable to it or any of its assets.

(c)                                  Full Power and Authority.  The Company has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(d)                                 Binding Obligation.  This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Company, enforceable against the Company in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(e)                                  No Violation of Law, Regulation or Order.  The Company is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or, to the Company’s knowledge, any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Company’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Company to perform its obligations under this Agreement or the financial condition of the Company.

(f)                                   No Material Litigation.  No litigation is pending or, to the best of the Company’s knowledge, threatened against the Company that, if determined adversely to the Company, would prohibit the Company from entering into this Agreement or that, in the Company’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Company to perform its obligations under this Agreement or the financial condition of the Company.

(g)                                  No Consent Required.  Any consent, approval, authorization or order of any court or governmental agency or body required under federal or state law for the execution,

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delivery and performance by the Company of or compliance by the Company with this Agreement or the consummation of the transactions contemplated by this Agreement has been obtained and is effective except where the lack of consent, approval, authorization or order would not have a material adverse effect on the performance by the Company under this Agreement.

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